Exhibit (d)(3)

Execution Version

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), effective as of November 8, 2018, is made by and between Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”) and Valero Forest Contribution LLC, a Delaware limited liability company (“Contribution Sub”).

WHEREAS, VTDC owns approximately 46,768,586 of the outstanding common units representing limited partnership interests (“VLP Units”) of Valero Energy Partners LP, a Delaware limited partnership (“VLP”);

WHEREAS, VTDC desires to assign, transfer, contribute and convey all of VTDC’s right, title and interest in and to 1,413,512 VLP Units (the “VLP Interest”) to Contribution Sub (the “Contribution”);

WHEREAS, in consideration of the Contribution, Contribution Sub will issue to VTDC 100% of the membership interests in Contribution Sub;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by VTDC, the undersigned do hereby agree as follows:

1.          Contribution and Issuance.  VTDC does hereby BARGAIN, CONTRIBUTE, ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER the VLP Interest to Contribution Sub, its successors and assigns, forever. Contribution Sub hereby accepts VTDC’s contribution, hereby assumes all obligations attributable to such VLP Interest and, in consideration of the Contribution, hereby issues to VTDC 100% of the membership interests in Contribution Sub.

2.          Tax Characterization.  VTDC’s contribution of the VLP Interest to Contribution Sub hereunder shall be treated as a tax-free transfer described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

3.          Assignment.  This Agreement is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. No party shall assign this Agreement or any rights herein without the prior written consent of the other party, which may be withheld for any or no reason.

4.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

5.          Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

VALERO TERMINALING AND DISTRIBUTION COMPANY
By:	/s/ Joseph W. Gorder
Name:	Joseph W. Gorder
Title:	President and Chief Executive Officer

VALERO FOREST CONTRIBUTION LLC
By:	/s/ Donna M. Titzman
Name:	Donna M. Titzman
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Contribution Agreement